Exhibit 99.1
META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2021 FISCAL THIRD QUARTER
Sioux Falls, S.D., July 28, 2021 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $38.7 million, or $1.21 per share, for the three months ended June 30, 2021, compared to net income of $18.2 million, or $0.53 per share, for the three months ended June 30, 2020.
“MetaBank performed well during the third quarter, more than doubling earnings per share, as various timing items including tax season delays, additional card fee income from government stimulus programs, and reduced provision helped enhance performance year-over-year. Our results demonstrate how MetaBank’s mission of financial inclusion for all® is creating value for all our stakeholders, including our customers, employees and shareholders,” said President and CEO Brad Hanson.
Business Development Highlights for the 2021 Fiscal Third Quarter
•Published our inaugural 2020 Environmental, Social and Governance ("ESG") Report, building on the Company's vision, culture, and mission of financial inclusion for all®. The Company's 2020 ESG report can be downloaded at https://www.metafinancialgroup.com/environmental-social-governance.
•Launched the Company's Community Impact Program, focused on financial inclusion, personal and family financial empowerment, educational support, and disaster relief. Concentrating on these four areas positions MetaBank to encourage long-lasting positive impact in our communities.
•Expanded our renewable energy investment tax credit financing, originating $72.0 million for the first nine months of the fiscal year 2021, resulting in $18.9 million in total net ITC.
•Entered into a new Banking as a Service ("BaaS") partnership with Clair, a social impact embedded fintech startup. The Company will act as both the issuing bank and bank services provider, offering digital banking services for users of Clair.
Financial Highlights for the 2021 Fiscal Third Quarter
•Total revenue for the third quarter was $130.9 million, an increase of $27.7 million compared to $103.2 million for the same quarter in fiscal 2020 primarily driven by a timing shift of refund transfer product fees and additional payments card fee income from government stimulus programs.
•Operating efficiency ratio improved 185 basis points to 61.75% at June 30, 2021 compared to 63.60% at June 30, 2020. See non-GAAP reconciliation table below.
•Net interest income for the third quarter was $68.5 million, an increase of $6.4 million compared to $62.1 million in the third quarter last year, reflecting a decrease in deposit interest expense.
•Net interest margin ("NIM") improved to 3.75% for the third quarter from 3.28% during the same period of last year, chiefly due to the decrease of cash associated with the Company's participation in the EIP program and an increase in national lending loans and leases.
•Total gross loans and leases at June 30, 2021 decreased $1.5 million, to $3.50 billion, compared to June 30, 2020 and decreased $152.8 million, or 4%, when compared to March 31, 2021. The decrease was primarily driven due to the seasonal nature of the taxpayer advance loans.
•Average deposits from the Payments businesses for the fiscal 2021 third quarter increased nearly 8% to $6.79 billion when compared to the prior year quarter largely driven by excess cash on consumer cards related to government stimulus programs.

Tax Season Recap
During the third quarter of the fiscal 2021, total tax services product revenue was $13.6 million compared to $4.6 million in the prior year quarter. The significant increase for the quarter was mostly related to delayed timing of refund-transfers income due to the extension of the tax filing deadline by the IRS. Total tax services product income, net of losses and direct product expenses, increased 19% when comparing the first nine months of fiscal 2021 to the prior year period. The 2021 tax season benefited by the addition of the H&R Block relationship and has been successful despite the challenges caused by an increase in consumer liquidity due to stimulus payments throughout the 2021 tax season.
Economic Impact Program ("EIP") Update
Of the 16.5 million prepaid cards issued in conjunction with the three EIP stimulus programs, totaling approximately $24.15 billion, $2.81 billion were outstanding as of June 30, 2021, of which only $98.1 million was on Meta’s balance sheet with the remainder being held at other banks.
Net Interest Income
Net interest income for the third quarter of fiscal 2021 was $68.5 million, an increase of 10% from the same quarter in fiscal 2020. The increase was primarily driven by a reduction in total interest expense, partially offset by lower overall yields realized on investments and loan and leases.
Interest expense during the third quarter decreased $3.8 million, and loan and lease interest income increased $2.4 million. The third quarter average outstanding balance of loans and leases decreased by $4.2 million compared to the prior year quarter, primarily due to the decrease in community bank and healthcare receivable loan portfolios offset by growth of the remaining commercial loan portfolios. The Company’s average interest-earning assets for the third quarter decreased by $291.8 million to $7.32 billion compared with the prior year quarter, primarily due to the decrease in cash and fed funds sold, total investments, and community bank loans offset by growth of the national lending loans and leases.
Fiscal 2021 third quarter NIM increased to 3.75% from 3.28% for the third quarter last year. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 26 basis points to 3.85% compared to the prior year quarter, primarily driven by a reduction in low-yielding cash held at the Federal Reserve. The TEY on the securities portfolio was 1.62% compared to 2.22% for the comparable period last year.
The Company's cost of funds for all deposits and borrowings averaged 0.09% during the fiscal 2021 third quarter, compared to 0.28% during the prior year quarter, primarily driven by a reduction in wholesale deposit balances. The Company's overall cost of deposits was 0.01% in the fiscal third quarter of 2021, compared to 0.17% in the same quarter last year.
Noninterest Income
Fiscal 2021 third quarter noninterest income increased to $62.5 million, compared to $41.0 million for the same period of the prior year. This increase was primarily related to card fee income and refund transfer fee income. Card fees benefited from increased card balances related to stimulus programs. Refund transfer fee income was higher compared to last year due to refund transfer volume shift from the second fiscal quarter because of the delay in the 2021 tax season.
Noninterest Expense
Noninterest expense increased 14% to $81.5 million for the fiscal 2021 third quarter, from $71.2 million for the same quarter last year, primarily driven by increases in compensation due to a return to more normalized incentive accruals in fiscal year 2021 and additional employees to support growth. Refund transfer product expense was also higher than the same quarter last year, due largely to a shift in volume into the fiscal 2021 third quarter as a result of the delayed IRS filing date.

Income Tax Expense
The Company recorded income tax expense of $4.9 million, representing an effective tax rate of 11.0%, for the fiscal 2021 third quarter, compared to an income tax benefit of $2.4 million, representing an effective tax rate of (14.4)%, for the third quarter last year. The increase in the recorded income tax expense reflected an increase in fiscal 2021 third quarter earnings, whereas the prior year’s income tax benefit was chiefly the result of adjustments needed for the ratably recognized investment tax credits and lower earnings forecast at that time due to COVID-19.

The Company originated $13.5 million in solar leases during the fiscal 2021 third quarter, compared to $1.3 million in last year's third quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Investments, Loans and Leases

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total investments	$1,981,852	$1,552,892	$1,309,452	$1,360,712	$1,268,416

Loans held for sale
Consumer credit products	12,582	6,233	234	962	391
SBA/USDA	57,208	61,402	32,983	52,542	31,438
Community Bank	18,115	—	100,442	130,073	48,076
Total loans held for sale	87,905	67,635	133,659	183,577	79,905

National Lending
Term lending	920,279	891,414	881,306	805,323	738,454
Asset based lending	263,237	248,735	242,298	182,419	181,130
Factoring	320,629	277,612	275,650	281,173	206,361
Lease financing	282,940	308,169	283,722	281,084	264,988
Insurance premium finance	417,652	344,841	338,227	337,940	359,147
SBA/USDA	263,709	331,917	300,707	318,387	308,611
Other commercial finance	118,081	103,234	101,209	101,658	100,214
Commercial Finance	2,586,527	2,505,922	2,423,119	2,307,984	2,158,905
Consumer credit products	105,440	104,842	88,595	89,809	102,808
Other consumer finance	122,316	130,822	162,423	134,342	138,777
Consumer Finance	227,756	235,664	251,018	224,151	241,585
Tax Services	41,268	225,921	92,548	3,066	19,168
Warehouse Finance	335,704	332,456	318,937	293,375	277,614
Total National Lending loans and leases	3,191,255	3,299,963	3,085,622	2,828,576	2,697,272
Community Banking
Commercial real estate and operating	294,810	335,587	339,141	457,371	608,303
Consumer one-to-four family real estate and other	1,349	4,567	5,077	16,486	166,479
Agricultural real estate and operating	7,825	7,911	9,724	11,707	24,655
Total Community Banking loans	303,984	348,065	353,942	485,564	799,437
Total gross loans and leases	3,495,239	3,648,028	3,439,564	3,314,140	3,496,709
Allowance for credit losses	(91,208)	(98,892)	(72,389)	(56,188)	(65,747)
Net deferred loan and lease origination fees	1,431	9,503	9,111	8,625	5,937
Total loans and leases, net of allowance	$3,405,462	$3,558,639	$3,376,286	$3,266,577	$3,436,899

The Company's investment security balances at June 30, 2021 totaled $1.98 billion, as compared to $1.55 billion at March 31, 2021 and $1.27 billion at June 30, 2020.
Total gross loans and leases totaled $3.50 billion at June 30, 2021, as compared to $3.65 billion at March 31, 2021 and $3.50 billion and as compared to June 30, 2020. The primary driver for the decrease on a linked quarter basis was the pay down of seasonal tax service loans.
At June 30, 2021, commercial finance loans, which comprised 74% of the Company's gross loan and lease portfolio, totaled $2.59 billion, reflecting growth of $80.6 million, or 3%, from March 31, 2021. The increase in commercial finance loans was primarily due to increases in insurance premium finance by $72.8 million and factoring by $43.0 million, partially offset by decreases in lease financing by $25.2 million and SBA/USDA loans by $68.2 million, respectively, along with slight increases spread across several of the other commercial finance categories.
As of June 30, 2021, the Company had 458 loans outstanding with total loan balances of $143.3 million originated as part of the Paycheck Protection Program ("PPP"), compared with 576 loans outstanding with total loan balances of $208.6 million for the quarter ended March 31, 2021. In total, 53% of the PPP loan balances were forgiven through June 30, 2021.
Consumer finance loans totaled $227.8 million as of June 30, 2021, a decrease compared to $235.7 million at March 31, 2021 and $241.6 million at June 30, 2020. This reduction was primarily driven by other consumer finance, which includes student loans and certain seasonal lending products for tax customers.
Tax services loans totaled $41.3 million as of June 30, 2021, a seasonal decrease as compared to $225.9 million for March 31, 2021 and an increase as compared to $19.2 million at June 30, 2020. Warehouse finance loans totaled $335.7 million at June 30, 2021, a 1% increase from March 31, 2021.
Community bank loans held for investment totaled $304.0 million as of June 30, 2021, decreasing as compared to $348.1 million at March 31, 2021 and $799.4 million at June 30, 2020. As of June 30, 2021, the Company had $18.1 million in community bank loans classified as held for sale.
Asset Quality
The Company’s allowance for credit losses totaled $91.2 million at June 30, 2021, a decrease compared to $98.9 million at March 31, 2021 and an increase compared to $65.7 million at June 30, 2020. The decrease in the allowance at June 30, 2021 when compared to March 31, 2021, was primarily due to the seasonal tax services loan portfolio, which decreased $4.8 million and consumer finance, which decreased $2.4 million during the fiscal 2021 third quarter.
The year-over-year increase in the allowance was primarily driven by a $16.0 million increase within the commercial finance portfolio, a $12.9 million increase in tax services, and a $4.4 million increase in the consumer finance portfolio. These increases were primarily driven by impacts from the pandemic, year-over-year loan growth and the adoption of the current expected credit losses ("CECL") accounting standard, which required a day one entry to increase the allowance for credit losses in the amount of $12.8 million effective October 1, 2020. The increases noted above were partially offset by a $7.2 million decrease within the retained community banking portfolio, which has decreased along with the reduction in year-over-year loan balances.

The following table presents the Company's allowance for credit losses as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	June 30, 2021	March 31, 2021	December 31, 2020	October 1, 2020(1)	September 30, 2020	June 30, 2020

Commercial finance	1.73%	1.77%	1.88%	1.85%	1.30%	1.36%
Consumer finance	3.80%	4.70%	4.39%	4.31%	1.64%	1.75%
Tax services	58.99%	12.90%	1.53%	0.06%	0.06%	59.67%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%	0.10%
National Lending	2.44%	2.57%	1.89%	1.86%	1.20%	1.68%
Community Bank	4.36%	4.03%	4.01%	3.37%	4.59%	2.55%
Total loans and leases	2.61%	2.71%	2.10%	2.08%	1.70%	1.88%
(1) Represents the Company's allowance coverage ratio upon the adoption of the Accounting Standards Update 2016-13 using September 30, 2020 loan and lease and allowance balances plus the CECL allowance adjustment.
The Company's allowance for credit losses as a percentage of total loans and leases decreased to 2.61% at June 30, 2021 from 2.71% at March 31, 2021. The decrease in the total loans and leases coverage ratio reflected a seasonal reduction in the allowance of the tax services loan portfolios. The coverage ratios for the other non-tax-related loan categories remained relatively similar to the March 31, 2021 quarter. The Company expects to continue to diligently monitor the allowance for credit losses and adjust as necessary in future periods to maintain an appropriate and supportable level.
Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Nine Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
(Dollars in thousands)
Beginning balance	$98,892	$72,389	$65,355	$56,188	$29,149
Adoption of CECL accounting standard	—	—	—	12,773	—
Provision - tax services loans	4,685	27,680	(100)	32,819	20,407
Provision - all other loans and leases	(36)	2,519	15,193	8,294	35,390
Charge-offs - tax services loans	(9,505)	—	(9,797)	(9,505)	(9,797)
Charge-offs - all other loans and leases	(5,360)	(4,248)	(5,808)	(15,284)	(12,912)
Recoveries - tax services loans	17	54	15	1,027	827
Recoveries - all other loans and leases	2,515	498	889	4,896	2,684
Ending balance	$91,208	$98,892	$65,747	$91,208	$65,747

Provision for credit losses was $4.6 million for the quarter ended June 30, 2021, compared to $15.1 million for the comparable period in the prior fiscal year. The decrease in the overall provision compared to the prior year was due in large part to the increase in the allowance as part of the Company's response to the emerging COVID-19 pandemic during the third quarter of fiscal 2020. Net charge-offs were $12.3 million for the quarter ended June 30, 2021, compared to $14.7 million for the quarter ended June 30, 2020. The majority of the net charge-offs for the quarter were attributable to seasonal tax-related loan products.

The Company's past due loans and leases were as follows for the periods presented.

As of June 30, 2021	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$22,117	$10,650	$8,844	$41,611	$2,544,916	$2,586,527	$4,350	$17,315	$21,665
Consumer finance	843	1,009	525	2,377	225,379	227,756	469	—	469
Tax services	—	40,958	—	40,958	310	41,268	—	—	—
Warehouse finance	—	—	—	—	335,704	335,704	—	—	—
Total National Lending	22,960	52,617	9,369	84,946	3,106,309	3,191,255	4,819	17,315	22,134
Total Community Banking	62	—	1,769	1,831	302,153	303,984	—	19,773	19,773
Total loans and leases held for investment	$23,022	$52,617	$11,138	$86,777	$3,408,462	$3,495,239	$4,819	$37,088	$41,907

As of March 31, 2021	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in Thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Non-accrual balance	Total

Commercial finance	$34,675	$8,730	$9,488	$52,893	$2,453,029	$2,505,922	$4,810	$18,305	$23,115
Consumer finance	2,033	4,162	2,294	8,489	227,175	235,664	517	—	517
Tax services	507	—	—	507	225,414	225,921	—	—	—
Warehouse finance	—	—	—	—	332,456	332,456	—	—	—
Total National Lending	37,215	12,892	11,782	61,889	3,238,074	3,299,963	5,327	18,305	23,632
Total Community Banking	12	—	1,818	1,830	346,235	348,065	—	19,824	19,824
Total loans and leases held for investment	$37,227	$12,892	$13,600	$63,719	$3,584,309	$3,648,028	$5,327	$38,129	$43,456

The Company's nonperforming assets at June 30, 2021 were $45.1 million, representing 0.64% of total assets, compared to $46.7 million, or 0.48% of total assets at March 31, 2021 and $56.1 million, or 0.64% of total assets at June 30, 2020. The changes in the nonperforming assets as a percentage of total assets at June 30, 2021 were driven in large part by a significant reduction in period-end total assets as the total nonperforming assets for June 30, 2021 decreased when compared to both the linked-quarter and the prior year.
The Company's nonperforming loans and leases at June 30, 2021, were $41.9 million, representing 1.17% of total gross loans and leases, compared to $43.5 million, or 1.17% of total gross loans and leases at March 31, 2021 and $39.3 million, or 1.10% of total gross loans and leases at June 30, 2020.
Loan and lease balances that were within their active deferment period decreased to $41.5 million at June 30, 2021 from $66.5 million at March 31, 2021.
Meta is now revising its credit administration policies and reviewing its loan portfolio to better align with OCC guidance for national banks, a process that began during the quarter ending June 30, 2021 and is expected to be completed by September 30, 2021. We expect these credit policy revisions will have an impact on our loan and lease risk ratings, resulting in downgrades of certain credits in several categories. Our loan and collateral management practices have proven effective in managing losses during previous economic cycles; and while we expect this process will result in setting a new baseline for portfolio metrics going forward, it does not indicate a deterioration in our portfolio's expected performance. Further, these changes do not reflect an increase in credit risk for past or future periods and thus we do not anticipate any increase in losses as a result of these one-time administrative adjustments to these credits' risk ratings.

The Company has various portfolios of consumer finance and tax services loans that present unique risks. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases by asset classification were as follows for the periods presented.

Asset Classification	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of June 30, 2021	(Dollars in Thousands)
Commercial finance	$2,370,132	$135,691	$55,805	$74,941	$7,166	$2,643,735
Warehouse finance	335,704	—	—	—	—	335,704
Total National Lending	2,705,836	135,691	55,805	74,941	7,166	2,979,439
Total Community Banking	212,283	33,494	16,126	60,196	—	322,099
Total Loans and Leases	$2,918,119	$169,185	$71,931	$135,137	$7,166	$3,301,538

Asset Classification	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of March 31, 2021	(Dollars in Thousands)
Commercial finance	$2,310,043	$142,506	$59,904	$52,492	$2,378	$2,567,323
Warehouse finance	332,456	—	—	—	—	332,456
Total National Lending	2,642,499	142,506	59,904	52,492	2,378	2,899,779
Total Community Banking	239,650	84,107	684	23,625	—	348,066
Total Loans and Leases	$2,882,149	$226,613	$60,588	$76,117	$2,378	$3,247,845

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2021 third quarter decreased by $240.7 million to $6.98 billion compared to the same period in fiscal 2020, due to a reduction in wholesale deposits partially offset by increases in all other non-maturity deposit categories. Average wholesale deposits decreased $731.1 million, or 89%, while noninterest-bearing deposits increased $323.1 million, or 5%, for the fiscal 2021 third quarter when compared to the same period in fiscal 2020. Average deposits from the Payments division increased nearly 8% to $6.79 billion for the fiscal 2021 third quarter when compared to the same period in fiscal 2020. Excluding the balances on the EIP cards, average payments deposits for the fiscal 2021 second quarter were $6.67 billion, representing an increase of 42% compared to the same period of the prior year, which continues to be largely driven by other stimulus-related dollars loaded on various partner cards.
The average balance of total deposits and interest-bearing liabilities was $7.08 billion for the three-month period ended June 30, 2021, compared to $7.49 billion for the same period in the prior fiscal year, representing a decrease of 6%.
Total end-of-period deposits decreased 22% to $5.89 billion at June 30, 2021, compared to $7.59 billion at June 30, 2020. The reduction in end-of-period deposits was primarily driven by decreases in noninterest-bearing deposits of $1.15 billion and wholesale deposits of $665.0 million. The decrease in noninterest-bearing deposits was driven by a $2.58 billion reduction in EIP program card balances from June 30, 2020 to June 30, 2021 as Meta was able to shift most of the remaining EIP program card balances from its balance sheet to other banks. That decrease in EIP balances was partially offset by growth in payments deposits that has been largely driven by excess cash on consumer cards related to government stimulus programs.

Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at June 30, 2021, continued to be classified as well-capitalized, and in good standing with the regulatory agencies. A temporary exemption was granted by the Office of the Comptroller of the Currency related to the financial impacts of distributing prepaid debit cards as part of the EIP program. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	June 30, 2021(1)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Company
Tier 1 leverage capital ratio	6.85%	4.75%	7.39%	6.58%	5.91%
Common equity Tier 1 capital ratio	12.76%	11.29%	10.72%	11.78%	11.51%
Tier 1 capital ratio	13.11%	11.63%	11.07%	12.18%	11.90%
Total capital ratio	16.18%	14.65%	14.14%	15.30%	14.99%
MetaBank
Tier 1 leverage capital ratio	7.83%	5.47%	8.60%	7.56%	6.89%
Common equity Tier 1 capital ratio	14.94%	13.39%	12.87%	13.96%	13.82%
Tier 1 capital ratio	14.96%	13.40%	12.89%	14.00%	13.86%
Total capital ratio	16.22%	14.66%	14.14%	15.26%	15.12%
(1) June 30, 2021 amounts are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital presented for periods in fiscal year 2021 reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
(Dollars in Thousands)
Total stockholders' equity	$876,633	$835,258	$813,210	$847,308	$829,909
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	301,179	301,602	301,999	302,396	302,814
LESS: Certain other intangible assets	35,100	36,779	39,403	40,964	42,865
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	17,753	19,306	24,105	18,361	10,360
LESS: Net unrealized gains (losses) on available-for-sale securities	14,750	12,458	19,894	17,762	8,382
LESS: Non-controlling interest	1,490	1,092	1,536	3,603	3,787
ADD: Adoption of Accounting Standards Update 2016-13	13,913	10,439	10,439	—	—
Common Equity Tier 1(1)	520,274	474,460	436,712	464,222	461,701
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	932	690	749	1,894	1,894
Total Tier 1 Capital	534,867	488,811	451,122	479,777	477,256
Allowance for credit losses	51,317	53,232	51,070	49,343	50,338
Subordinated debentures (net of issuance costs)	73,936	73,892	73,850	73,807	73,765
Total qualifying capital	$660,119	$615,935	$576,042	$602,927	$601,359
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding accumulated other comprehensive income ("AOCI"), each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
(Dollars in Thousands)
Total Stockholders' Equity	$876,633	$835,258	$813,210	$847,308	$829,909
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	34,898	36,903	39,660	41,692	43,974
Tangible common equity	532,230	488,850	464,045	496,111	476,430
Less: Accumulated other comprehensive income (loss) ("AOCI")	15,222	12,809	20,119	17,542	7,995
Tangible common equity excluding AOCI	$517,008	$476,041	$443,926	$478,569	$468,435

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, July 28, 2021. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 5084665 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.
Upcoming Investor Events
•Raymond James U.S. Bank Conference, September 8, 2021 | Chicago, IL

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; expectations in connection with the impact of the ongoing COVID-19 pandemic and related government actions on our business, our industry and the capital markets; customer retention; loan and other product demand; expectations concerning acquisitions and divestitures; new products and services, including those offered by Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services divisions; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto including the deployment and efficacy of the COVID-19 vaccines, or other unusual and infrequently occurring events; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company operates; changes in trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of Meta’s strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution; changes in consumer spending and saving habits; the impact of our participation as prepaid card issuer for the EIP program and similar programs in the future; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2020, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Cash and cash equivalents	$720,243	$3,724,242	$1,586,451	$427,367	$3,108,141
Investment securities available for sale, at fair value	854,023	921,947	797,363	814,495	825,579
Mortgage-backed securities available for sale, at fair value	1,063,582	558,833	430,761	453,607	338,250
Investment securities held to maturity, at cost	60,228	67,709	76,176	87,183	98,205
Mortgage-backed securities held to maturity, at cost	4,019	4,403	5,152	5,427	6,382
Loans held for sale	87,905	67,635	133,659	183,577	79,905
Loans and leases	3,496,670	3,657,531	3,448,675	3,322,765	3,502,646
Allowance for credit losses	(91,208)	(98,892)	(72,389)	(56,188)	(65,747)
Federal Reserve Bank and Federal Home Loan Bank stocks, at cost	28,433	28,433	27,138	27,138	31,836
Accrued interest receivable	16,230	17,429	17,133	16,628	17,545
Premises, furniture, and equipment, net	44,107	41,510	39,932	41,608	40,361
Rental equipment, net	211,368	211,397	206,732	205,964	216,336
Bank-owned life insurance	94,142	93,542	92,937	92,315	91,697
Foreclosed real estate and repossessed assets, net	1,204	1,483	7,186	9,957	6,784
Goodwill	309,505	309,505	309,505	309,505	309,505
Intangible assets	34,898	36,903	39,660	41,692	43,974
Prepaid assets	7,482	10,201	11,270	8,328	6,806
Deferred taxes	20,072	25,435	24,411	17,723	15,944
Other assets	88,909	110,877	82,763	82,983	104,877

Total assets	$7,051,812	$9,790,123	$7,264,515	$6,092,074	$8,779,026

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing checking	5,385,569	7,928,235	5,581,597	4,356,630	6,537,809
Interest-bearing checking	255,509	416,164	274,504	157,571	187,003
Savings deposits	93,608	126,834	54,080	47,866	55,896
Money market deposits	63,920	55,045	56,440	48,494	40,811
Time certificates of deposit	11,425	12,614	13,522	20,223	25,000
Wholesale deposits	78,840	103,521	227,648	348,416	743,806
Total deposits	5,888,871	8,642,413	6,207,791	4,979,200	7,590,325
Short-term borrowings	—	—	—	—	—
Long-term borrowings	93,634	95,336	96,760	98,224	209,781
Accrued interest payable	1,853	679	2,068	1,923	4,332
Accrued expenses and other liabilities	190,821	216,437	144,686	165,419	144,679
Total liabilities	6,175,179	8,954,865	6,451,305	5,244,766	7,949,117

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	319	319	326	344	346
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	602,720	601,222	598,669	594,569	592,693
Retained earnings	262,578	225,471	198,000	234,927	228,500
Accumulated other comprehensive income	15,222	12,809	20,119	17,542	7,995
Treasury stock, at cost	(5,696)	(5,655)	(5,440)	(3,677)	(3,412)
Total equity attributable to parent	875,143	834,166	811,674	843,705	826,122
Noncontrolling interest	1,490	1,092	1,536	3,603	3,787
Total stockholders’ equity	876,633	835,258	813,210	847,308	829,909

Total liabilities and stockholders’ equity	$7,051,812	$9,790,123	$7,264,515	$6,092,074	$8,779,026

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Year Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest and dividend income:
Loans and leases, including fees	$62,287	$68,472	$59,911	$192,415	$199,107
Mortgage-backed securities	3,446	2,608	2,269	8,176	7,151
Other investments	4,250	4,589	5,226	13,207	18,176
	69,983	75,669	67,406	213,798	224,434
Interest expense:
Deposits	188	445	3,130	1,429	20,712
FHLB advances and other borrowings	1,320	1,374	2,139	4,045	9,197
	1,508	1,819	5,269	5,474	29,909

Net interest income	68,475	73,850	62,137	208,324	194,525

Provision for credit losses	4,612	30,290	15,093	40,991	55,796

Net interest income after provision for credit losses	63,863	43,560	47,044	167,333	138,729

Noninterest income:
Refund transfer product fees	12,073	22,680	4,595	35,400	33,726
Tax advance product fees	891	44,562	28	47,413	31,840
Payments card and deposit fees	29,203	29,875	21,302	81,641	65,957
Other bank and deposit fees	338	133	214	709	1,083
Rental income	9,976	9,846	11,231	29,707	34,682
Net gain realized on investment securities	—	6	—	6	—
Gain on divestitures	—	—	—	—	19,275
Gain (loss) on sale of other	5,955	2,133	1,214	10,935	969
Other income	4,017	4,218	2,464	15,550	11,512
Total noninterest income	62,453	113,453	41,048	221,361	199,044

Noninterest expense:
Compensation and benefits	38,604	43,932	32,102	114,867	100,631
Refund transfer product expense	2,435	6,146	(139)	8,642	7,482
Tax advance product expense	(25)	2,189	(11)	2,534	2,820
Card processing	6,809	7,212	7,128	20,138	19,432
Occupancy and equipment expense	7,381	6,748	6,502	21,017	20,169
Operating lease equipment depreciation	8,122	7,419	8,536	23,122	25,237
Legal and consulting	5,680	6,045	4,660	16,972	15,242
Intangible amortization	2,013	2,757	2,636	6,784	8,714
Impairment expense	505	554	—	2,217	750
Other expense	9,999	12,969	9,827	33,775	38,291
Total noninterest expense	81,523	95,971	71,241	250,068	238,768

Income before income tax expense	44,793	61,042	16,851	138,626	99,005

Income tax expense (benefit)	4,934	1,133	(2,426)	9,600	3,870

Net income before noncontrolling interest	39,859	59,909	19,277	129,026	95,135
Net income attributable to noncontrolling interest	1,158	843	1,087	3,221	3,573
Net income attributable to parent	$38,701	$59,066	$18,190	$125,805	$91,562

Less: Allocation of Earnings to participating securities(1)	729	1,113	432	2,411	2,097
Net income attributable to common shareholders(1)	37,972	57,953	17,758	123,394	89,465
Earnings per common share
Basic	$1.21	$1.84	$0.53	$3.87	$2.54
Diluted	$1.21	$1.84	$0.53	$3.87	$2.54
Shares used in computing earnings per common share
Basic	31,320,893	31,520,505	33,794,154	31,880,653	35,180,068
Diluted	31,338,947	31,535,022	33,815,651	31,900,597	35,201,702
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2021			2020
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$1,867,988	$528	0.11%	$2,692,270	$783	0.12%
Mortgage-backed securities	882,042	3,446	1.57%	342,174	2,269	2.67%
Tax exempt investment securities	263,401	884	1.70%	417,042	1,658	2.02%
Asset-backed securities	438,163	1,651	1.51%	336,562	1,770	2.11%
Other investment securities	246,493	1,187	1.93%	197,643	1,014	2.06%
Total investments	1,830,099	7,168	1.62%	1,293,420	6,711	2.22%
Total commercial finance	2,616,942	48,641	7.46%	2,160,175	40,375	7.52%
Total consumer finance	241,813	3,916	6.50%	247,824	4,635	7.52%
Total tax services	91,804	604	2.64%	39,845	—	—%
Total warehouse finance	332,759	5,151	6.21%	304,839	4,582	6.05%
National lending loans and leases	3,283,318	58,312	7.12%	2,752,683	49,592	7.25%
Community Banking loans	335,415	3,975	4.75%	870,245	10,319	4.77%
Total loans and leases	3,618,733	62,287	6.90%	3,622,928	59,911	6.65%
Total interest-earning assets	$7,316,820	$69,983	3.85%	$7,608,618	$67,406	3.59%
Noninterest-earning assets	841,738			830,589
Total assets	$8,158,558			$8,439,206

Interest-bearing liabilities:
Interest-bearing checking(2)	$336,576	$—	—%	$226,382	$—	—%
Savings	107,803	5	0.02%	55,572	1	0.01%
Money markets	58,517	66	0.45%	40,091	33	0.33%
Time deposits	11,877	27	0.91%	25,392	113	1.78%
Wholesale deposits	86,295	90	0.42%	817,414	2,983	1.47%
Total interest-bearing deposits	601,068	188	0.13%	1,164,852	3,130	1.08%
Overnight fed funds purchased	11	—	0.25%	59,055	48	0.33%
FHLB advances	—	—	—%	110,000	670	2.45%
Subordinated debentures	73,907	1,148	6.23%	73,738	1,153	6.29%
Other borrowings	20,657	172	3.35%	27,032	268	3.98%
Total borrowings	94,575	1,320	5.60%	269,825	2,139	3.19%
Total interest-bearing liabilities	695,643	1,508	0.87%	1,434,677	5,269	1.48%
Noninterest-bearing deposits	6,380,371	—	—%	6,057,314	—	—%
Total deposits and interest-bearing liabilities	$7,076,014	$1,508	0.09%	$7,491,991	$5,269	0.28%
Other noninterest-bearing liabilities	225,862			122,940
Total liabilities	7,301,876			7,614,931
Shareholders' equity	856,682			824,276
Total liabilities and shareholders' equity	$8,158,558			$8,439,206
Net interest income and net interest rate spread including noninterest-bearing deposits		$68,475	3.76%		$62,137	3.30%

Net interest margin			3.75%			3.28%
Tax-equivalent effect			0.02%			0.02%
Net interest margin, tax-equivalent(3)			3.77%			3.31%
(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2021 and 2020 was 21%.
(2) Of the total balance, $336.2 million are interest-bearing deposits where interest expense is paid by a third party and not by the Company.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Equity to total assets	12.43%	8.53%	11.19%	13.91%	9.45%
Book value per common share outstanding	$27.46	$26.16	$24.93	$24.66	$23.96
Tangible book value per common share outstanding	$16.67	$15.31	$14.23	$14.44	$13.76
Tangible book value per common share outstanding excluding AOCI	$16.20	$14.91	$13.61	$13.93	$13.53
Common shares outstanding	31,919,780	31,926,008	32,620,251	34,360,890	34,631,160
Nonperforming assets to total assets	0.64%	0.48%	0.73%	0.79%	0.64%
Nonperforming loans and leases to total loans and leases	1.17%	1.17%	1.18%	0.97%	1.10%
Net interest margin	3.75%	3.07%	4.65%	3.77%	3.28%
Net interest margin, tax-equivalent	3.77%	3.08%	4.67%	3.79%	3.31%
Return on average assets	1.90%	2.22%	1.73%	0.69%	0.86%
Return on average equity	18.07%	28.93%	13.91%	6.21%	8.83%
Full-time equivalent employees	1,109	1,075	1,038	1,015	999

Non-GAAP Reconciliation

Efficiency Ratio	For the last twelve months ended
(Dollars in Thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Noninterest Expense - GAAP	$330,352	$320,070	$315,828	$319,051	$314,911
Net Interest Income	272,837	266,499	260,386	259,038	260,142
Noninterest Income	262,111	240,706	247,766	239,794	235,024
Total Revenue: GAAP	$534,948	$507,205	$508,152	$498,832	$495,166
Efficiency Ratio, last twelve months	61.75%	63.10%	62.15%	63.96%	63.60%

About Meta Financial Group, Inc.®
Meta Financial Group, Inc.®("Meta") (Nasdaq: CASH) is a South Dakota-based financial holding company. At Meta, our mission is financial inclusion for all®. Through our subsidiary, MetaBank®, N.A., we strive to remove barriers to financial access and promote economic mobility by working with third parties to provide responsible, secure, high quality financial products that contribute to the social and economic benefit of communities at the core of the real economy. Meta works to increase financial availability, choice, and opportunity for all. Additional information can be found by visiting www.metafinancialgroup.com.

Investor Relations Contact
Brittany Kelley Elsasser
605-362-2423
bkelley@metabank.com

Media Relations Contact
mediarelations@metabank.com